EXHIBIT 99.1

    Temecula Valley Bancorp Announces Second Quarter 2007 Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--July 17, 2007--Temecula Valley Bancorp, Inc. (NASDAQ:TMCV) today announced second quarter 2007 net income of $5.25 million, a 15.9 percent increase from the $4.53 million reported for the second quarter of 2006. Diluted earnings per share for the second quarter were $0.47, unchanged from the 2006 second quarter, and $0.09 above the first quarter of 2007. For the six months year-to-date, net income was $9.4 million, up 10.6 percent from the $8.5 million reported for the 2006 six-month period; diluted earnings per share were $0.85 compared with $0.89 for the prior six months, a decline of 5.6 percent. Compared with the year-earlier quarter, second quarter 2007 results reflect strong loan growth and a narrower net interest margin. Compared with the first quarter of this year, results reflect improved profitability from loan sales, a stabilizing margin, and lower net loan charge-offs. Per share earnings were negatively impacted in 2007 by the private placement of 1.4 million common shares in November 2006, which increased average shares outstanding by 15.3 percent compared to second quarter of 2006, and by
15.9 percent for the six-month period.

    Highlights of the quarter include:

    -- The sale of $102.5 million of loans including $70 million in long-term lower-yielding commercial real estate loans, resulting in a gain of $4.5 million.

    -- Improved profitability, as reflected in the net interest margin stabilizing at 5.51 percent, and a 25 basis point increase to 1.59 percent, in the annualized return on average assets, compared to the previous quarter.

    -- A return to more normalized asset quality, as reflected in the $291,000 decline in net loan charge-offs, to 0.06 percent of average loans, compared to first quarter of 2007.

    -- The Company declared a first-time quarterly cash dividend of $0.04 per share.

    -- Temecula's board of directors authorized a stock buyback program to purchase up to $5.5 million of shares of TMCV common stock; this quarter, 106,900 shares were repurchased at a cost of $2.1 million.

    Chairman of the Board, CEO and President Stephen H. Wacknitz stated, "This quarter's performance provides a good example of the strength of our organization, as well as our flexibility in challenging times. Our balance sheet provides us with multiple options, enabling us to respond quickly to changes in the industry environment and local market conditions.

    "We concluded that this interest-rate environment, with its inverted yield curve and increased competition for core deposits, will be with us for a while," commented Mr. Wacknitz. "So this quarter, we opted to shift from our traditional growth posture to a more conservative stance, with a focus on profitability. Loan originations remain solid and we are seeing good quality loans in every category of our portfolio. So asset quality remains strong. However, funding costs have become the major factor impacting our earnings. The sale of $70 million of lower-yielding loans this quarter allowed us to decrease our reliance on high-cost deposits and therefore, stabilize our net interest margin."

    Returns on average assets and average equity were 1.59 percent and
19.07 percent, respectively, for the quarter ending June 30, 2007, compared to 1.90 percent and 27.71 percent, respectively, for the year-ago second quarter; six-month returns on average assets and equity were 1.47 percent and 17.56 percent, respectively, for the 2007 period compared with 1.86 percent and 27.19 percent for the prior year.

    Income Statement

    Total interest income for the second quarter of 2007 was $30.0 million, compared with $22.0 million for the second quarter of 2006, an increase of 36.4 percent. Net interest income was $17.1 million, up
17.3 percent over the $14.5 million reported for the year-ago quarter. Growth in net interest income reflects a 44.5 percent increase in average earnings assets, partially offset by a 128 basis point, or
18.8 percent, decline in net interest margin, from 6.79 percent for the 2006 quarter, to 5.51 percent for the current quarter. Compared to first quarter 2007, the margin declined a mere three basis points as loan growth slowed and funding costs dropped significantly. Mr. Wacknitz commented, "Our book is well-matched between tenor of loans and deposits, which gives us great flexibility to manage our net interest margin."

    Non-interest income for the second quarter of 2007 was $6.1 million, a decline of $358,000, or 5.9 percent, from the year-ago quarter, and a $2.2 million improvement from the first quarter of this year. Over the past twelve months, SBA servicing assets decreased by $9.0 million, to $16.9 million, due to adjustments to fair value according to FAS 156. The sale of $102.5 million of loans served the dual purpose of generating a $4.5 million gain on sale that more than offset the $1.1 million swing in SBA servicing income caused by accelerated prepayments, and it enabled Temecula to lower the level of high-cost borrowings. While Temecula is consistently a net seller of loans, second quarter sales were distinguished by their magnitude. By comparison with the current quarter, Temecula sold $51.6 million of loans the second quarter of 2006, resulting in a $3.8 million gain, and $40.1 million in the first quarter 2007 for a $2.3 million gain on sales.

    The provision for loan losses was zero for the current quarter, compared with $1.1 million reported for the year-ago quarter, and $415,000 for the first quarter of this year. During the second quarter of 2007, we made a contribution of $485,000 to our reserve for undisbursed loans. Net charge-offs have been relatively modest since virtually all of Temecula's non-performing loans are collateralized by real estate, and over half is guaranteed under various SBA programs.

    Second quarter non-interest expense was $14.3 million, an increase of $2.2 million, or 18.1 percent, over the $12.1 million reported for the year-ago quarter, and $1.7 million above first quarter 2007. Salary and benefits expenses accounted for $1.5 million of the linked quarter increase. They increased due to staffing increases, an accrual for the ESOP contribution, and increased benefit expenses. For the quarter ending June 30, 2007, the efficiency ratio increased to 61.8 percent from 57.4 percent in the second quarter of 2006.

    Balance Sheet

    Total assets were $1.31 billion at June 30, 2007, up $280.0 million or 27.2 percent from the $1.03 billion reported at June 30, 2006, and a $70.8 million increase since year-end 2006. Loans increased $227.0 million to $1.15 billion, or 24.5 percent year-over-year, but grew only $8.8 million over the past six months, with all of the growth in the first quarter of 2007; second quarter loans, in fact, decreased by $28.3 million compared with the previous quarter, primarily due to the sale of $102.5 million in loans.

    Temecula remains solidly entrenched in real estate lending, with approximately 94.5 percent of loans collateralized by real property. Construction lending is the bank's major focus, accounting for approximately 50 percent of its loan portfolio. According to Mr. Wacknitz, "We always have been selective in terms of our construction projects, and our borrowers are becoming more conservative as well, so we are seeing a slowdown in this sector." Construction outstandings grew $175 million year-over-year; virtually all of this growth, however, occurred in 2006. The $70 million loan sale impacted the 'Real Estate Other' category (primarily commercial real estate and SBA 504 loans); this category currently accounts for $250.2 million, or
21.7 percent of total loans, a decline of $42.6 million from its December 31, 2006 high point. SBA 7a loans, by comparison, are flourishing; year-over-year, they have nearly doubled to $260.2 million from $93.3 million a year ago. The current quarter was $24.4 million higher than the first.

    The loans held in portfolio are diversified geographically and by type of loan. Approximately 17.2 percent of loans were originated outside the state of California through various SBA programs; these are all commercial in nature, divided between non-construction CRE ($93.1 million) and commercial construction ($64.8 million). Of the California portfolio, residential construction loans account for 46.4 percent, commercial construction loans account for 15.4 percent and CRE loans account for 21.9 percent.

    "Through our SBA programs," Mr. Wacknitz explained, "we have highly experienced lenders in eight states originating SBA and similar loans. We have 28 lenders throughout the state of California focused on construction lending as well as CRE. And most importantly, we have four people in our appraisal department who are responsible for ordering and reviewing the appraisals independent of the loan origination officers. We average a loan-to-value ratio of 68 percent for our entire real estate-secured portfolio. Because of these factors, our asset quality has been excellent. Yes, we are seeing some of our borrowers under pressure, and yes, non-performing assets have increased somewhat, but net charge-offs remain extremely low."

    Total non-performing assets were $27.4 million this quarter, supported by government guarantees of approximately $15.2 million, thereby reducing potential loss exposure to $12.2 million, or 0.93 percent of total assets. Both gross and net non-performing assets have been increasing quarterly over the past twelve months, from a gross level of $9.0 million (0.87 percent of assets) for the year-ago quarter, to $24.5 million (1.87 percent) for the linked quarter. After guarantees, exposures were reduced to $1.7 million (0.17 percent of assets) for the year-ago quarter, and $10.4 million (0.79 percent) for the linked quarter. Nonetheless, net loan charge-offs remained extremely low throughout these five quarters; except for a clean-up in the first quarter of this year, net charge-offs ranged form 0.00 percent to 0.06 percent for the current quarter. By comparison, the allowance for loan losses was 1.07 percent of total loans including loans held for sale at June 30, 2007. The allowance for loan losses was 1.28 percent of total loans excluding loans held for sale at June 30, 2007.

    Deposits at June 30, 2007 were $1.15 billion, an increase of $227.9 million, or 24.7 percent, from $921.9 million at June 30, 2006. Again, the majority of this growth occurred in 2006; second quarter 2007 deposit balances declined by $2.1 million from the first quarter of this year. Core deposits, excluding time deposits greater than $100,000, were $729.9 million at June 30, 2007; they accounted for
63.5 percent of total deposits compared with $744.7 million, or 64.6 percent, for the linked quarter. The cost of interest-bearing deposits was relatively stable between the current and the previous quarters at approximately 4.78% to 4.75%. "Slowing loan growth has assisted in stabilizing the cost of interest-bearing deposits," commented Mr. Wacknitz.

    Shareholder equity increased 65.2 percent from $67.9 million at June 30, 2006 to $112.2 million at June 30, 2007; over half the growth was attributable to the $25.1 million private placement completed in November 2006, and the remainder to the exercise of stock options and the contribution from net income. At June 30, 2007, the Company had 10,662,772 shares outstanding, net of the 106,900 shares repurchased this quarter under the newly-authorized stock buyback program. Capital ratios remain strong at June 30, 2007, with the Tier 1 leverage ratio at 10.93 percent, the Tier 1 risk-based capital ratio at 10.58 percent, and the total risk-based capital ratio at 11.51 percent, all above the minimum to qualify as "well capitalized."

    "We have demonstrated the solidity of our business model and our ability to respond to market conditions. We turned on a dime this quarter, because we underwrite the majority of our commercial real estate loans to provide us with balance sheet flexibility. While we are not yet back to historical levels of performance, we have definitely made a lot of progress this past quarter. Our confidence in our future performance is reflected in the quarterly cash dividend we declared for the first time this past quarter, as well as the stock repurchases we continue to make," concluded Mr. Wacknitz.

    About the Company

    Temecula Valley Bank, established in 1996, operates ten full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. The Bank's website is at www.temvalbank.com. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank.

    Temecula Valley Bancorp stock is traded on the NASDAQ Global
Select Market under the symbol TMCV.

    Forward-looking Statements

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.


                     TEMECULA VALLEY BANCORP INC.
            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (UNAUDITED)
            (in thousands except share and per share data)

                      June 30,    June 30,     %     Dec. 31,     %
                        2007        2006     Change    2006     Change
                     ----------- ----------- ------ ----------- ------
ASSETS
 Cash and due from
  banks              $   13,644  $   15,063    (9%) $   15,190   (10%)
 Interest-bearing
  deposits in
  financial
  institutions            1,000          99   910%          99   910%
 Federal funds sold      76,750      27,400   180%      18,180   322%
 Securities               1,012           0     0%       1,019    (1%)
   Loans
 Commercial              57,019      41,623    37%      59,550    (4%)
 Real Estate-
  Construction          580,987     405,390    43%     568,227     2%
 Real Estate
  (Including HFS)       250,198     269,578    (7%)    292,827   (15%)
 SBA                    260,177      93,281   179%     218,408    19%
 Consumer and other       3,134     114,632   (97%)      3,681   (15%)
                     ----------- -----------        -----------
   Total Gross Loans  1,151,515     924,504    25%   1,142,693     1%
 Less allowance for
  loan losses           (12,268)    (10,170)   21%     (12,522)   (2%)
                     ----------- -----------        -----------
   Total Loans, net   1,139,247     914,334    25%   1,130,171     1%

 Federal Reserve &
  Home Loan Bank
  stock, at cost          2,833       3,189   (11%)      1,996    42%
 Bank premises and
  equipment, net          5,400       5,068     7%       5,492    (2%)
 Other real estate
  owned, net                722         728    (1%)      1,255   (42%)
 Cash surrender value
  life insurance         27,505      21,595    27%      24,036    14%
 SBA-loan servicing
  asset                   7,111       8,570   (17%)      8,288   (14%)
 SBA-loan I/O strip
  receivable              9,775      17,311   (44%)     13,215   (26%)
 Accrued interest         6,466       3,890    66%       6,155     5%
 Other Assets            17,500      10,980    59%      13,093    34%
                     ----------- -----------        -----------
   Total Assets      $1,308,965  $1,028,227    27%  $1,238,189     6%
                     =========== ===========        ===========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
   Deposits
 Non-interest Bearing
  Deposits              144,683     158,858    (9%)    144,525     0%
 Money Market & NOW     151,893     106,873    42%     130,357    17%
 Savings                 29,487      34,672   (15%)     29,781    (1%)
 Time Deposits          823,772     621,539    33%     776,838     6%
                     ----------- -----------        -----------
   Total deposits     1,149,835     921,942    25%   1,081,501     6%
 Junior subordinated
  debt securities        34,023      28,868    18%      41,240   (18%)
 Accrued interest         2,027       1,263    60%       2,094    (3%)
 Dividend Payable           427           0     0%           0     0%
 Other liabilities       10,465       8,222    27%      10,091     4%
                     ----------- -----------        -----------
   Total liabilities  1,196,777     960,295    25%   1,134,926     5%
 Stockholders' equity   112,188      67,932    65%     103,263     9%
                     ----------- -----------        -----------
   Total liabilities
    and Stockholders'
    equity           $1,308,965  $1,028,227    27%  $1,238,189     6%
                     =========== ===========        ===========

SELECTED BALANCE
 SHEET DATA
 Book value per
  share, end of
  period                  10.52        7.43               9.75
 Allowance for loan
  losses as a % of
  total loans              1.07%       1.10%              1.10%
 Gross non-performing
  assets as a % of
  total assets             2.09%       0.87%              1.66%
 Net non-performing
  assets as a % of
  total assets             0.93%       0.17%              0.77%
 Net charge-offs
  (annualized) as a %
  of total loans           0.06%       0.06%              0.01%


 PAST DUE AND NON-ACCRUAL LOANS
 ------------------------------------- -------------------------------
                                         Gross    Government   Net
 June 30, 2007                           Balance   Guaranty   Balance
 ------------------------------------- -------------------------------
 30-89 days past due                       11,471     (405)     11,066
                                       ========== ========== =========
 90+ days past due and accruing                 0        0           0
 Non-accrual                               26,630  (14,611)     12,019
 Other real estate owned (REO)                722     (542)        180
                                       ---------- ---------- ---------
 Total non-performing assets               27,352  (15,153)     12,199
                                       ========== ========== =========

 December 31, 2006
 -------------------------------------
 30-89 days past due                        3,284   (1,737)      1,547
                                       ========== ========== =========
 90+ days past due and accruing               140        0         140
 Non-accrual                               19,124  (10,335)      8,789
 Other real estate owned (REO)              1,255     (638)        617
                                       ---------- ---------- ---------
 Total non-performing assets               20,519  (10,973)      9,546
                                       ========== ========== =========

 June 30, 2006
 -------------------------------------
 30-89 days past due                        2,044   (1,181)        863
                                       ========== ========== =========
 90+ days past due and accruing                 0        0           0
 Non-accrual                                8,257   (6,832)      1,425
 Other real estate owned (REO)                728     (409)        319
                                       ---------- ---------- ---------
 Total non-performing assets                8,985   (7,241)      1,744
                                       ========== ========== =========


                     TEMECULA VALLEY BANCORP INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)
            (in thousands except share and per share data)

                       3 Mos. Ended June 30,    6 Mos. Ended June 30,
                     ------------------------ ------------------------
                         2007         2006        2007         2006
                     ------------ ----------- ------------ -----------
INTEREST INCOME
 Interest income and
  fees on loans      $    29,487  $   21,762  $    57,565  $   41,060
 Other Interest
  income                     417         150          698         272
                     ------------ ----------- ------------ -----------
 Total Interest
  income                  29,904      21,912       58,263      41,332

INTEREST EXPENSE
 Interest on deposits     12,071       6,658       23,347      12,118
 Interest on junior
  subordinated debt
  and other
  borrowings                 779         717        1,614       1,309
                     ------------ ----------- ------------ -----------
 Total Interest
  expense                 12,850       7,375       24,961      13,427
                     ------------ ----------- ------------ -----------
 Net interest income      17,054      14,537       33,302      27,905
 Provision for loan
  losses                       0       1,096          415       1,410
                     ------------ ----------- ------------ -----------
 Net interest income
  after provision for
  loan losses             17,054      13,441       32,887      26,495

NON-INTEREST INCOME
 Service charges and
  fees                       151         162          300         315
 Gain on sale of
  loans, fixed assets
  and OREO                 4,454       3,966        6,737       6,936
 SBA Net Servicing
  income                    (855)        209       (1,710)        624
 Loan-related income         559         679        1,017       1,200
 Other income              1,808       1,459        3,711       2,341
                     ------------ ----------- ------------ -----------
 Total Non-Interest
  income                   6,117       6,475       10,055      11,416

NON-INTEREST EXPENSE
 Salaries and
  employee benefits        9,646       8,122       18,283      15,863
 Occupancy and
  equipment                1,273       1,172        2,537       2,291
 Marketing and
  business promotion         257         259          601         484
 Office expense              705         576        1,363       1,184
 Loan-related expense        493         766        1,115       1,228
 Other expense             1,943       1,158        3,081       2,081
                     ------------ ----------- ------------ -----------
 Total Non-Interest
  income                  14,317      12,053       26,980      23,131
                     ------------ ----------- ------------ -----------
 Earnings before
  income taxes             8,854       7,863       15,962      14,780
 Income taxes              3,603       3,333        6,532       6,270
                     ------------ ----------- ------------ -----------
 Net earnings        $     5,251  $    4,530  $     9,430  $    8,510
                     ============ =========== ============ ===========

OTHER SELECTED
 FINANCIAL DATA
 Actual common shares
  outstanding at end
  of period           10,662,772   9,140,755   10,662,772   9,140,755
 Average common
  shares outstanding  10,661,179   9,025,994   10,631,627   8,990,537
 Average common
  shares &
  equivalents
  outstanding         11,072,471   9,606,151   11,063,223   9,546,876
 Basic earnings per
  share                     0.49        0.50         0.89        0.95
 Diluted earnings per
  share                     0.47        0.47         0.85        0.89

 Return on average
  assets (annualized)       1.59%       1.90%        1.47%       1.86%
 Return on average
  equity (annualized)      19.07%      27.71%       17.56%      27.19%
 Investment Yield           5.24%       4.78%        5.23%       4.64%
 Loan Yield                 9.79%      10.31%        9.77%      10.17%
 Cost of Interest-
  bearing Deposits          4.78%       3.89%        4.77%       3.72%
 Cost of Borrowings         7.66%       7.03%        7.91%       6.92%
 Loan to deposit
  ratio, end of
  period                  100.15%     105.66%      100.15%     100.28%
 Net interest margin        5.51%       6.79%        5.53%       6.81%
 Efficiency ratio          61.79%      57.36%       62.23%      58.83%

 Tier 1 leverage
  capital ratio            10.93%       9.37%       10.93%       9.37%
 Tier 1 risk-based
  capital ratio            10.58%       8.36%       10.58%       8.36%
 Total risk-based
  capital ratio            11.51%       9.84%       11.51%       9.84%

 NET LOAN CHARGE-OFFS
 --------------------
 Charge-offs                 198         140          678         296
 Recoveries                   (9)        (16)          (9)        (17)
                     ------------ ----------- ------------ -----------
 Net Charge-offs
  (Recoveries)               189         124          669         279
                     ============ =========== ============ ===========


                        TEMECULA VALLEY BANCORP, INC.
                      CONSOLIDATED FINANCIAL HIGHLIGHTS
                                 (Unaudited)
                (dollars in thousands except per share data)


                                                    Quarterly
                                            --------------------------
                                                     2007
                                            ------------------------
                                              2nd Qtr      1st Qtr
                                            ------------ -----------
EARNINGS
 Net interest income (fully tax-equivalent) $    17,054      16,250
 Provision for loan and lease losses        $         0         415
 Non-Interest income                        $     6,117       3,938
 Non-Interest expense                       $    14,317      12,664
 Net income                                 $     5,251       4,179
 Basic earnings per share                   $      0.49        0.39
 Diluted earnings per share                 $      0.47        0.38
 Average shares outstanding                  10,661,179  10,601,748
 Average diluted shares outstanding          11,072,471  11,124,945

PERFORMANCE RATIOS
 Return on average assets                          1.59%       1.34%
 Return on average common equity                  19.07%      16.04%
 Net interest margin (fully tax-equivalent)        5.51%       5.54%
 Investment Yield                                  5.24%       5.23%
 Loan Yield                                        9.79%       9.75%
 Cost of Interest-bearing Deposits                 4.78%       4.75%
 Cost of Borrowings                                7.66%       8.14%
 Non-interest income/Operating revenue            26.40%      19.51%
 Efficiency ratio                                 61.79%      62.73%
 Full-time equivalent employees                     318         313

CAPITAL
 Loans/Deposits                                  100.15%     102.43%
 Securities/Assets                                 0.08%       0.08%
 Equity to assets                                  8.57%       8.21%
 Regulatory leverage ratio                        10.93%      11.27%
 Tier 1 capital ratio                             10.58%      10.42%
 Total risk-based capital ratio                   11.51%      11.65%
 Book value per share                       $     10.52       10.15
 Common dividends per share                 $      0.04         N/A

ASSET QUALITY
 Gross loan charge-offs                     $       198         479
 Net loan charge-offs (recoveries)          $       190         479
 Net loan charge-offs to average loans             0.06%       0.16%
 Allowance for loan losses                  $    12,268      12,458
 Allowance for losses to total loans               1.07%       1.06%
 Non-performing loans                       $    26,629      23,813
 90-Day Delinquencies                                 0           0
 Other real estate owned                    $       722         722
 Non-performing assets (including OREO)     $    27,352      24,535
 Non-performing assets to total assets             2.09%       1.87%
 Non-performing Assets, Net of Guarantees
  (NOG)                                     $    12,199      10,420
 Non-performing assets NOG to Total Assets         0.93%       0.79%

END OF PERIOD BALANCES
 Loans (before allowance)                   $ 1,151,515   1,179,789
 Total earning assets (before allowance)    $ 1,230,277   1,236,224
 Total assets                               $ 1,308,965   1,312,448
   Non-interest bearing demand              $   144,683     151,293
   Money Market and NOW                     $   151,893     141,028
   Savings                                  $    29,487      32,012
   Time deposits under $100,000             $   403,827     420,301
   Time deposits $100,000 and over          $   419,945     407,219
 Total Deposits                             $ 1,149,835   1,151,853
 Shareholders' equity                       $   112,188     107,744
 Period end common shares outstanding        10,662,772  10,613,659

QUARTERLY AVERAGE BALANCES
 Loans (before allowance)                   $ 1,208,928   1,167,399
 Total earning assets (before allowance)    $ 1,240,905   1,189,218
 Total assets                               $ 1,323,088   1,266,657
 Deposits                                   $ 1,158,276   1,106,127
 Shareholders' equity                       $   110,424     105,661

                                                Quarterly
                                   -----------------------------------
                                                  2006
                                   -----------------------------------
                                      4th Qtr     3rd Qtr    2nd Qtr
                                   ------------ ----------- ----------
EARNINGS
 Net interest income (fully tax-
  equivalent)                           16,282     15,593      14,537
 Provision for loan and lease
  losses                                   890      1,350       1,096
 Non-Interest income                     3,695      4,333       6,475
 Non-Interest expense                   12,256     11,604      12,054
 Net income                              4,392      4,018       4,530
 Basic earnings per share                 0.45       0.44        0.50
 Diluted earnings per share               0.43       0.41        0.47
 Average shares outstanding          9,800,612  9,149,922   9,025,994
 Average diluted shares outstanding 10,322,256  9,696,764   9,606,151

PERFORMANCE RATIOS
 Return on average assets                 1.46%      1.48%       1.90%
 Return on average common equity         20.11%     22.72%      27.71%
 Net interest margin (fully tax-
  equivalent)                             5.79%      6.29%       6.79%
 Investment Yield                         5.22%      5.22%       4.78%
 Loan Yield                               9.92%     10.30%      10.31%
 Cost of Interest-bearing Deposits        4.68%      4.42%       3.89%
 Cost of Borrowings                       7.84%      8.04%       7.03%
 Non-interest income/Operating
  revenue                                18.50%     21.75%      30.82%
 Efficiency ratio                        61.35%     58.24%      57.36%
 Full-time equivalent employees            312        304         289

CAPITAL
 Loans/Deposits                         105.66%    104.33%     100.28%
 Securities/Assets                        0.08%      0.09%       0.00%
 Equity to assets                         8.34%      6.38%       6.61%
 Regulatory leverage ratio               11.42%      8.94%       9.37%
 Tier 1 capital ratio                    10.49%      7.92%       8.36%
 Total risk-based capital ratio          11.90%     10.19%       9.84%
 Book value per share                     9.75       7.96        7.43
 Common dividends per share                N/A        N/A         N/A

ASSET QUALITY
 Gross loan charge-offs                     25         61         140
 Net loan charge-offs (recoveries)          (1)      (111)        124
 Net loan charge-offs to average
  loans                                   0.00%     (0.05%)      0.06%
 Allowance for loan losses              12,522     11,631      10,170
 Allowance for losses to total
  loans                                   1.10%      1.10%       1.10%
 Non-performing loans                   19,124     11,700       8,257
 90-Day Delinquencies                      140          0           0
 Other real estate owned                 1,255      2,131         728
 Non-performing assets (including
  OREO)                                 20,519     13,800       8,985
 Non-performing assets to total
  assets                                  1.66%      1.21%       0.87%
 Non-performing Assets, Net of
  Guarantees (NOG)                       9,547      3,784       1,744
 Non-performing assets NOG to Total
  Assets                                  0.77%      0.33%       0.17%

END OF PERIOD BALANCES
 Loans (before allowance)            1,142,693  1,061,515     924,504
 Total earning assets (before
  allowance)                         1,161,991  1,065,964     952,003
 Total assets                        1,238,189  1,143,971   1,028,227
   Non-interest bearing demand         144,525    155,445     158,858
   Money Market and NOW                130,357    123,443     106,873
   Savings                              29,781     30,112      34,672
   Time deposits under $100,000        367,029    331,432     298,136
   Time deposits $100,000 and over     409,809    377,023     323,403
 Total Deposits                      1,081,501  1,017,455     921,942
 Shareholders' equity                  103,263     72,960      67,932
 Period end common shares
  outstanding                       10,586,659  9,169,088   9,140,755

QUARTERLY AVERAGE BALANCES
 Loans (before allowance)            1,099,465    957,182     846,206
 Total earning assets (before
  allowance)                         1,116,363    984,203     858,827
 Total assets                        1,197,032  1,076,472     955,543
 Deposits                            1,053,338    963,949     839,601
 Shareholders' equity                   86,650     70,170      65,561


         REAL ESTATE SECURED LOANS (Including Held-For-Sale)
----------------------------------------------------------------------
                    6/30/2007 3/31/2007 12/31/2006 9/30/2006 6/30/2006
                    --------- --------- ---------- --------- ---------
Residential
 Construction Loans
-------------------
10 Owner Occupied
 Res Const              1.34%     2.48%      3.31%     4.73%     4.89%
11 High-End Owner
 Occupied               8.35%     7.22%      7.92%     7.21%     5.20%
20 Spec Residential
 Construction (1-4
 units)                12.68%    12.30%     12.40%    12.52%    13.24%
21 High-End Spec
 Residential Const
 (1-4 units)           20.78%    20.64%     18.96%    18.60%    22.17%
23 High-End
 Residential Tract
 Construction (over
 4 units)              12.15%    11.45%     11.35%    11.24%    10.11%
24 Tract
 Construction (over
 4 Units)               5.95%     6.34%      7.71%    10.23%    10.85%
25 Multi-Family
 Construction           4.65%     3.97%      2.29%     2.03%     1.86%
26 Condominium
 Construction           7.70%     7.43%      8.25%     7.50%     8.04%
27 High-End
 Condominium
 Construction          21.55%    22.08%     21.21%    19.47%    17.62%
28 Condominium
 Conversion             4.85%     6.09%      6.60%     6.48%     6.03%
                    --------- --------- ---------- --------- ---------
Total Residential
 Construction Loans   100.00%   100.00%    100.00%   100.00%   100.00%
                    ========= ========= ========== ========= =========
Sub-Total
 Residential
 Construction Loans    38.41%    35.08%     35.77%    36.91%    36.61%

Commercial
 Construction Loans
-------------------
30 Owner-Occupied
 Comm Const            27.44%    24.41%     18.72%    19.79%    20.69%
31 Restaurant/Bar
 Construction           0.66%     2.25%      1.84%     1.88%     2.13%
32 Hotel/Motel
 Construction          33.43%    30.77%     29.99%    28.52%    27.42%
33 Car Wash
 Construction           3.47%     3.95%      5.49%     6.41%     9.76%
34 Gas Station/C
 Store Construction     3.46%     2.53%      4.38%     7.91%     8.55%
36 Retail Spec
 Construction           1.26%     4.35%      9.32%     7.82%     5.68%
38 Office Spec
 Construction          11.26%    12.83%      9.59%     8.20%     6.07%
40 Industrial/
 Warehouse Spec
 Const                  6.58%     8.63%     11.42%     9.32%    13.60%
42 Healthcare
 Construction           8.34%     7.21%      4.76%     4.50%     0.73%
44 Miscellaneous
 Comm Const             1.69%     0.85%      2.39%     3.08%     2.41%
45 Mini-Storage
 Construction           2.41%     2.20%      2.09%     2.58%     2.96%
                    --------- --------- ---------- --------- ---------
Total Commercial
 Construction Loans   100.00%   100.00%    100.00%   100.00%   100.00%
                    ========= ========= ========== ========= =========
Sub-Total
 Commercial
 Construction Loans    19.80%    21.17%     21.02%    18.03%    16.70%

Non-Construction
 Real Estate Loans
-------------------
59 Multi-Family         1.91%     2.58%      2.39%     2.23%     1.55%
60 Owner-Occupied
 Commercial            31.58%    34.23%     31.00%    27.49%    27.26%
61 Restaurant/Bar       3.94%     3.22%      2.56%     2.75%     2.14%
62 Hotel/Motel         19.09%    15.17%     18.19%    22.01%    23.86%
63 Car Wash             4.18%     4.01%      3.69%     3.25%     2.63%
64 Gas Station/C
 Store                 13.59%    12.13%     11.68%    13.79%    17.11%
66 Retail
 Investment             3.35%     3.10%      3.51%     3.53%     3.81%
68 Office
 Investment             2.42%     3.66%      3.90%     3.78%     3.78%
70 Industrial/
 Warehouse
 Investment            11.79%    13.09%     13.76%    11.77%     9.83%
72 Healthcare           3.61%     2.39%      1.68%     2.24%     2.67%
74 Miscellaneous
 Commercial             2.31%     4.36%      5.29%     4.77%     2.68%
75 Mini-Storage         2.22%     2.08%      2.36%     2.38%     2.67%
                    --------- --------- ---------- --------- ---------
Total Non-
 Construction Real
 Estate Loans         100.00%   100.00%    100.00%   100.00%   100.00%
                    ========= ========= ========== ========= =========
Sub-Total Non-
 Construction Real
 Estate Loans          28.26%    32.45%     30.30%    32.18%    32.90%

Land Loans
-------------------
50 Residential Land
 Development           28.80%    34.52%     30.59%    33.28%    34.43%
51 Commercial Land
 Development            7.84%     4.57%      4.25%     4.77%     6.77%
55 Unimproved Land     63.36%    60.92%     65.17%    61.94%    58.81%
                    --------- --------- ---------- --------- ---------
   Total Land Loans   100.00%   100.00%    100.00%   100.00%   100.00%
                    ========= ========= ========== ========= =========
Sub-Total Land
 Loans                 13.53%    11.30%     12.90%    12.88%    13.79%
                    --------- --------- ---------- --------- ---------
Total Real Estate
 Secured Loans        100.00%   100.00%    100.00%   100.00%   100.00%
                    ========= ========= ========== ========= =========


    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940